AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
OF
WEATHERFORD INTERNATIONAL CORP

Weatherford International Corp, a Delaware corporation, hereby certifies as follows:
1.This corporation was originally incorporated under the laws of the State of Delaware on July 9, 2026.
2.This Amended and Restated Certificate of Incorporation has been duly adopted in accordance with Sections 228, 242 and 245 of the General Corporation Law of the State of Delaware.
3.This Amended and Restated Certificate of Incorporation shall become effective as of November 13, 2026 at 12:01 a.m., Eastern Standard Time (the “Effective Time”).
4.Effective as of the Effective Time, the Certificate of Incorporation of this corporation shall hereby be amended and restated to read in its entirety as follows:
ARTICLE I
Section 1.1Name. The name of the corporation is Weatherford International Corp (the “Corporation”).
ARTICLE II
Section 2.1Registered Office and Agent. The registered office of the Corporation in the State of Delaware is Corporation Trust Center, 1209 Orange Street, Wilmington, Delaware 19801, New Castle County. The name of the Corporation’s registered agent at such address is The Corporation Trust Company.
ARTICLE III
Section 3.1Purpose. The nature of the business or purposes to be conducted or promoted by the Corporation is to engage in any lawful act or activity for which corporations may be organized under the DGCL.
ARTICLE IV
Section 4.1Capitalization. The total number of shares of all classes of stock that the Corporation is authorized to issue is 1,356,000,000 shares, consisting of: (A) 10,000,000 shares of preferred stock, par value $0.001 per share (“Preferred Stock”); and (B) 1,346,000,000 shares of common stock, par value $0.001 per share (“Common Stock”). The number of authorized shares of any of the Common Stock or Preferred Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by a vote of the holders of the capital stock of the Corporation entitled to vote thereon, and no separate vote of the holders of any of the Common Stock or Preferred Stock (or series thereof) shall be required therefor, unless a vote of any such holders is required pursuant to the Certificate of Incorporation.
Section 4.2Preferred Stock.
(A)The Board is hereby expressly authorized, by resolution or resolutions, at any time and from time to time, to provide, out of the unissued shares of Preferred Stock, for one or more series of Preferred Stock and, with respect to each such series, to fix the number of shares constituting such series and the designation of such series, the voting powers, if any, of the shares of such series, and the powers, preferences and relative, participating, optional or other special rights, if any, and any qualifications, limitations or restrictions thereof, of the shares of such series and to cause to be filed with the Secretary of State of the State of Delaware a certificate of designation with respect thereto. Such powers, preferences and relative, participating, optional or other special rights, if any, and qualifications, limitations or restrictions, may include any terms whatsoever permitted by law, including, without limitation, any powers, rights (including voting, participation, optional, dividend, conversion, exchange or any other rights), terms and rights of redemption (including sinking fund provisions), redemption or conversion prices and timing, dividend rates or terms (including cumulative or noncumulative terms or including modes of payment, such as cash, securities or property), liquidation preferences or required returns, and any affirmative or negative covenants or any restrictions on indebtedness, issuance of additional stock, payment of dividends or distributions, purchase or redemption of stock or other restrictions. The powers, preferences and relative, participating, optional and other special rights of each series of Preferred Stock, and the qualifications, limitations or restrictions thereof, if any, may differ from those of any and all other series at any time outstanding.
(B)Except as otherwise required by law, holders of a series of Preferred Stock, as such, shall be entitled only to such voting rights, if any, as shall expressly be granted thereto by the Certificate of Incorporation.
Section 4.3Common Stock. Each holder of Common Stock, as such, shall be entitled to one vote for each share of Common Stock held of record by such holder on all matters on which stockholders generally are entitled to vote. Notwithstanding the foregoing, to the fullest extent permitted by law, holders of Common Stock, as such, shall have no voting power with respect to, and shall not be entitled to vote on, any amendment to the Certificate of Incorporation that relates solely to the terms of one or more outstanding series of Preferred Stock if the holders of such affected series are entitled, either separately or together with the holders of one or more other such series, to vote thereon pursuant to the Certificate of Incorporation or pursuant to the DGCL.
ARTICLE V
Section 5.1Amendment of Certificate of Incorporation. The Corporation reserves the right to adopt, amend, alter, change or repeal any provision contained in the Certificate of Incorporation in the manner now or hereafter prescribed by statute or permitted by law, and all rights of stockholders herein are subject to this reservation.
Section 5.2Amendment of Bylaws. The Board is expressly authorized to adopt, amend or repeal, in whole or in part, the Bylaws. Any adoption, amendment or repeal of the Bylaws by the Board shall require the affirmative vote of a majority of the Whole Board. Notwithstanding anything to the contrary contained in the Certificate of Incorporation or any provision of law that might otherwise permit a lesser vote of the stockholders, in addition to any vote of the holders of any class or series of stock of the Corporation required by the Certificate of Incorporation or law, the affirmative vote of the holders of a majority in voting power of all the then-outstanding shares of stock of the Corporation entitled to vote thereon, voting together as a single class, shall be required for the stockholders of the Corporation to adopt, amend or repeal, in whole or in part, the Bylaws.
ARTICLE VI
Section 6.1Board of Directors.
(A)The business and affairs of the Corporation shall be managed by or under the direction of the Board. A majority of the Whole Board shall constitute a quorum for all purposes at any meeting of the Board, and, except as otherwise expressly required by law or by the Certificate of Incorporation, all matters shall be determined by the affirmative vote of a majority of the directors present at any meeting at which a quorum is present. Subject to the rights of the holders of any series of Preferred Stock then outstanding: (1) the number of directors, within the range set forth in the Bylaws, shall be fixed from time to time exclusively by the Board pursuant to a resolution adopted by the affirmative vote of a majority of the Whole Board; and (2) each director elected by stockholders shall serve for a term expiring at the next annual meeting of the stockholders held after such director’s election and shall hold office until his or her successor shall be elected and qualified, or his or her earlier death, resignation, disqualification or removal from office. In no case shall a decrease in the number of directors remove or shorten the term of any incumbent director.
(B)Subject to the rights of the holders of any series of Preferred Stock then outstanding, and unless otherwise determined by the Board, any newly created directorship on the Board that results from an increase in the number of directors, or any vacancy occurring on the Board (whether by death, resignation or removal), shall be filled only by a majority of the directors then in office, although less than a quorum, or by a sole remaining director. Any director elected to fill a vacancy or newly created directorship shall serve for a term expiring at the next annual meeting of the stockholders held after such director’s election and shall hold office until his or her successor shall be elected and qualified, or his or her earlier death, resignation, disqualification or removal from office.
(C)Elections of directors need not be by written ballot unless the Bylaws shall so provide.
ARTICLE VII
Section 7.1Limitation on Liability of Directors. To the fullest extent that the DGCL or any other law of the State of Delaware (as the same exists or is hereafter amended) permits the limitation or elimination of the liability of directors, no person who is or was a director of the Corporation shall be personally liable to the Corporation or any of its stockholders for monetary damages for breach of fiduciary duty as a director; provided that this provision shall not eliminate or limit the liability of a director: (A) for any breach of the director’s duty of loyalty to the Corporation or its stockholders; (B) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (C) under Section 174 of the DGCL; or (D) for any transaction from which the director derived an improper personal benefit. Any change in law, or any repeal or amendment of this Section 7.1 or adoption of any other provision of the Certificate of Incorporation inconsistent with this Section 7.1 will, unless otherwise required by law, be prospective only (except to the extent such change, repeal, amendment or adoption permits the Corporation to further limit or eliminate the liability of directors) and shall not adversely affect any right or protection of a director of the Corporation existing at the time of such change, repeal, amendment or adoption with respect to acts or omissions occurring prior to such change, repeal, amendment or adoption.
ARTICLE VIII
Section 8.1Stockholder Action by Meeting or Unanimous Consent. Subject to the rights of the holders of any series of Preferred Stock, any action required or permitted to be taken by the stockholders of the Corporation must either be effected at a duly called annual or special meeting of the stockholders of the Corporation or be effected without a meeting, without prior notice, and without a vote, by a consent or consents setting forth the action so taken, signed by all of the stockholders entitled to vote with respect to the action that is the subject of the consent.
Section 8.2Special Meetings of the Stockholders. Special meetings of the stockholders (A) may be called only by the Board (pursuant to a resolution adopted by the affirmative vote of a majority of the Whole Board) or (B) shall be called by the Secretary of the Corporation upon a request made in accordance with the Bylaws by one or more stockholders of record who hold, or who are acting as nominee on behalf of other persons who beneficially own, in the aggregate, at least 25% of the outstanding shares of Common Stock on the record date determined pursuant to the Bylaws. Other than as provided in this Section 8.2, special meetings of the stockholders may not be called by any other person. Any provision of the Bylaws relating to special meetings called upon the request of stockholders of the Corporation shall be deemed in furtherance of and not inconsistent with the provisions of this Section 8.2.
ARTICLE IX
Section 9.1Severability. If any provision or provisions of the Certificate of Incorporation shall be held to be invalid, illegal or unenforceable as applied to any circumstance for any reason whatsoever: (A) the validity, legality and enforceability of such provisions in any other circumstance and of the remaining provisions of the Certificate of Incorporation (including each portion of any paragraph of the Certificate of Incorporation containing any such provision held to be invalid, illegal or unenforceable that is not itself held to be invalid, illegal or unenforceable) shall not, to the fullest extent permitted by law, in any way be affected or impaired thereby and (B) to the fullest extent permitted by law, the provisions of the Certificate of Incorporation (including each such portion of any paragraph of the Certificate of Incorporation containing any such provision held to be invalid, illegal or unenforceable) shall be construed so as to permit the Corporation to protect its directors, officers, employees and agents from personal liability in respect of their good faith service to or for the benefit of the Corporation to the fullest extent permitted by law.
Section 9.2Miscellaneous. As used herein, the following terms shall have the following meanings or usage:
(A)“Board” means the Board of Directors of the Corporation;
(B)“Bylaws” means the bylaws of the Corporation, as amended from time to time;
(C)“Certificate of Incorporation” means the certificate of incorporation of the Corporation, as amended from time to time, including the terms of any certificate of designation;
(D)“DGCL” means the General Corporation Law of the State of Delaware and references to the DGCL and sections thereof refer to the DGCL and such sections as they may be subsequently amended or to any successor statute or statutory provision;
(E)“including” means including without limitation, and “or” shall be non-exclusive;
(F)“law” means applicable law; and
(G)“Whole Board” means the total number of authorized directors whether or not there exist any vacancies in previously authorized directorships.

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IN WITNESS WHEREOF, this corporation has caused this Amended and Restated Certificate of Incorporation to be signed by its duly authorized officer.

Dated: November 12, 2026
WEATHERFORD INTERNATIONAL CORP
By: /s/ Beth Ann Dranguet
Name: Beth Ann Dranguet
Title: Vice President and Secretary